Exhibit 99.2

HAROLD HAMM FAMILY LLC

OPERATING AGREEMENT

(as amended and restated)

This Operating Agreement, entered into between and among the Members signatory to this Agreement as of the 16th day of September, 2015, completely amends and restates the original Operating Agreement of the Company, dated July 20, 2015.

ARTICLE I

DEFINITIONS

“Act” – the Oklahoma Limited Liability Company Act, as now in effect or as hereafter amended.

“Agreement” – this Operating Agreement.

“Articles of Organization” – the Articles of Organization of the Company.

“Capital Account” – refers to each capital account of a Member, regardless of whether it is a CLR Capital Account or a Non-CLR Capital Account.

“CLR Capital Account” – the Capital Account attributable to a Member’s Units, as described in Article III.

“CLR” – Continental Resources, Inc.

“CLR Stock” – shares of CLR common stock.

“Code” – the Internal Revenue Code of 1986, as amended.

“Company” – Harold Hamm Family LLC, an Oklahoma limited liability company.

“Hamm Family Member” – Harold Hamm, any lineal descendant of Harold Hamm, including any trust having any of the foregoing as the sole permissible beneficiaries thereof, and further including any legal entity having any of the foregoing as the sole equity owners, and The Harold Hamm Foundation.

“Majority Vote” – the affirmative vote of that number of Voting Units, including whole and fractional Voting Units, in excess of 50% of all Voting Units.

“Manager” – has the meaning set forth in Section 5.1.

“Member” – any Person who is a “member” of the Company as that term is defined in the Act.

“Membership Interest” – a Member’s limited liability company membership interest in the Company, represented by one or more Units held by the Member and/or by a Non-CLR Interest held by the Member.

“Non-CLR Assets” – all assets of the Company other than CLR Stock.

“Non-CLR Capital Account” – the Capital Account attributable to a Member’s Non-CLR Interest, as described in Article III.

“Non-CLR Capital Account Ratios” – means, at any time as to each Non-CLR Capital Account, the balance of that Non-CLR Capital Account divided by the aggregate balances of all Non-CLR Capital Accounts, expressed as a percentage.

“Non-CLR Interest” – a Membership Interest in the Company attributable to the Non-CLR Assets of the Company, as described in Article III.

“Nonvoting Unit” – Each Unit, including whole and fractional Nonvoting Units, other than a Voting Unit, and as described in Article III.

“Unit Percentage Interest”, “Voting Unit Percentage Interest”, and “Nonvoting Unit Percentage Interest” – With respect to any Member as of the time referred to, that Member’s Unit Percentage Interest in the Company shall be a fraction, expressed as a percentage, determined by dividing the total number of issued and outstanding Units in the Company into the number of Units owned by that Member. A Member’s “Voting Unit Percentage Interest” shall be a fraction, expressed as a percentage, determined by dividing the total number of Units owned by that Member into the number of Voting Units owned by that Member. A Member’s “Nonvoting Unit Percentage Interest” shall be a fraction, expressed as a percentage, determined by dividing the total number of Units owned by that Member into the number of Nonvoting Units owned by that Member.

“Person” – Any natural person or legal entity.

“Profits” and “Losses” – The net profits and losses of the Company for any applicable period as computed by the Company for federal income tax purposes, except that (i) tax-exempt income and expenses not deductible for income tax purposes shall be included in the computation; and (ii) the principles of Treasury Regulations Section 1.704-1(b) shall be applied when necessary to prevent duplication or omission of Capital Account adjustments, including without limitation those arising from deemed sales. In the event any item of Profit and Loss, such as gain or loss from the sale of an asset is specially allocated hereunder, then the computation of Profits and Losses shall be made by excluding that special allocated item.

“Transfer” – The term “transfer”, or any tense thereof, whether or not capitalized shall include, without limitation, any transfer by sale, gift, pledge, foreclosure, exchange, grant of a security interest, distribution, conversion, or other form of conveyance, whether voluntarily or by operation of law, during lifetime or at death.

“Supermajority Vote” – The affirmative vote of that number of Voting Units, including whole and fractional Voting Units, equal to 80% or more of all Voting Units.

“Unit” – a Membership Interest, which may be either a Voting Unit or a Nonvoting Unit, including whole and fractional Units attributable to CLR Stock held by the Company, and described in Article III.

“Voting Unit” – Each Unit, including whole and fractional Voting Units, with voting rights and as described in Article III.

ARTICLE II

THE COMPANY

2.1 Formation. The Company was formed upon the filing of the Articles of Organization of the Company in the office of the Secretary of State of Oklahoma. The Company shall take all other necessary or appropriate action, including the execution and filing of all articles, amendments, certificates and other instruments as may be required from time to time to comply with the Act and with all other laws governing the formation, operation, and continuation of the Company in all jurisdictions where the Company conducts business.

2.2 Hamm Family Objectives and Purposes. The principal purpose of the Company is to own and manage shares of CLR Stock as well as to invest in, own, and manage other diverse assets from time to time. In doing so, the Members believe that the Company and the transactions contemplated under this Agreement will accomplish the following purposes and objectives, among others:

i. Provide for centralized management of the CLR Stock owned by the Company and prevent the dilution of Hamm family ownership of CLR Stock, which could inhibit the power and ability of the Hamm Family Members to maximize the value of their CLR Stock.

ii. Prevent the intrusion by non-Hamm Family Members in the ownership, management, and enjoyment of the Company’s CLR Stock and other assets owned by the Company from time to time.

iii. Help keep all CLR Stock and other assets owned from time to time by the Company safe from the claims of creditors of Hamm Family Members.

iv. Provide an orderly and expeditious means by which the ownership, management, and enjoyment of the CLR Stock and other assets owned by the Company from time to time may be maintained for family succession planning purposes.

v. Provide a platform in which Hamm Family Members can collectively acquire assets other than CLR Stock in order to expand and diversify their capital.

vi. Foster and develop business, financial, and investment skill, experience, and expertise among Hamm Family Members.

vii. Promote unity and harmony among Hamm Family Members.

The Company may engage in any other lawful investment or business activity; provided that (i) the Company shall not hold any assets for the personal use of any Member to the exclusion of any other Members; (ii) assets of the Company shall not be commingled with any assets owned by a Member; and (iii) the Company shall not pay the personal expenses of any Member except to the extent that those expenses are otherwise reimbursable hereunder.

2.3 Place of Business. The principal place of business of the Company shall be 20 North Broadway, Oklahoma City, OK, 73102, or at such other place as the Manager shall designate from time to time.

2.4 Term. The Company shall have perpetual existence, unless it is sooner dissolved and terminated as provided for elsewhere in this Agreement or as required under the Act.

2.5 Title to Company Property. All property owned by the Company, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member shall have any ownership of such property individually. The Company may hold any of its assets in its own name or in the name of its nominee, which nominee may be one or more individuals, partnerships, trusts or other entities.

ARTICLE III

CAPITAL ACCOUNTS AND ALLOCATIONS

3.1 Capital Contributions. Subject to Sections 3.3.3(i) and Section 3.7, Persons who are not Members may make capital contributions to the Company in exchange for a Membership Interest in the Company on such terms as may be agreed upon by the Person making the capital contribution and the Company. Subject to Section 3.3.3(i), a Member may make a capital contribution to the Company in exchange for an additional Membership Interest in the Company on such terms and conditions as may be agreed upon between that Member and the Company. A Member shall only be required to make an additional capital contribution to the Company as set forth in Section 3.4.

3.2 Membership Interests. The Units and Non-CLR Interests each represent a separate class of Membership Interest. Within the class of Units, there are separate classes of Voting Units and Nonvoting Units.

3.3 Units Generally.

3.3.1 Voting Units and Nonvoting Units. Voting Units and Nonvoting Units are identical, except that the Voting Units confer upon the Members holding those Voting Units the sole and exclusive right to vote those Voting Units as described in Article VII, while Nonvoting Units do not confer any right to vote on any matter whatsoever on the Members holding those Nonvoting Units.

3.3.2 CLR Capital Accounts. A separate CLR Capital Account shall be maintained for each Member holding Units. This CLR Capital Account shall be maintained in accordance with Treasury Regulation Section 1.704-1(b) and any other laws governing the proper maintenance of capital accounts for limited liability companies, and further, in accordance with the rules for maintaining Capital Accounts set forth herein.

3.3.3 Number of Units Outstanding. There shall always be that number of Units outstanding equal to the number of shares of CLR Stock owned by the Company. In furtherance thereof, the following rules shall apply:

i. A Person, whether or not already a Member, who makes a capital contribution of shares of CLR Stock to the Company shall receive from the Company the issuance of .001 Voting Unit and .999 Nonvoting Unit in exchange for each one share of CLR Stock contributed by that Person.

ii. If the Company sells or exchanges any shares of CLR Stock, then any gain or loss shall be allocated to the Members holding Units in accordance with their Unit Percentage Interests. The proceeds from that sale or exchange will be deemed to be used to redeem that number of Units equal to the number of shares of CLR Stock sold or exchanged. The number of Units deemed redeemed from each Member shall be based on the Unit Percentage Interest of that Member. As between Voting and Nonvoting Units, the number of Voting Units deemed redeemed from each Member shall be equal to the total number of Units deemed redeemed from that Member multiplied times the Member’s Voting Unit Percentage Interest. The number of Nonvoting Units deemed redeemed from each Member shall be equal to the total number of Units deemed redeemed from that Member multiplied times that Member’s Nonvoting Unit Percentage Interest. The proceeds from that deemed redemption shall be allocated to the Non-CLR Capital Accounts of the Members in accordance with their Unit Percentage Interests. However, if permitted by Section 3.13, the Company may specially allocate any such gain or loss to one or more Members other than in accordance with their Unit Percentage Interests in which event the proceeds of that sale or exchange will be deemed to be used to redeem that number of Units from the Member to whom a special allocation is made equal in number to the number of shares of CLR Stock sold, and the proceeds of the deemed redemption shall be allocated to the Non-CLR Capital Account of that Member. As between Voting and Nonvoting Units, the number of Voting Units deemed redeemed from such Member shall be equal to the number of Units redeemed from that Member multiplied times the Member’s Voting Unit Percentage Interest. The number of

Nonvoting Units redeemed from such Member shall be equal to the total number of Units redeemed from that Member multiplied times that Member’s Nonvoting Unit Percentage.

iii. If the Company receives any dividend or other distribution with respect to any shares of CLR Stock held by the Company, then the income from that dividend or other distribution will be allocated to the Members holding Units in accordance with their Unit Percentage Interests. The proceeds from that dividend or other distribution will be allocated to the Non-CLR Capital Accounts of the Members in accordance with their Unit Percentage Interests.

iv. If the Company purchases any shares of CLR Stock using Company cash or any other property of the Company or from the proceeds of a loan, then the Company will issue that number of Units equal to the number of shares of CLR Stock purchased. The newly issued Units shall be allocated among the Members based on their Non-CLR Capital Account Ratios. As between Voting Units and Nonvoting Units, the number of Voting Units to be issued to each Member will be equal to the total number of Units being issued to that Member multiplied times that Member’s Voting Unit Percentage Interest. The number of Nonvoting Units to be issued to each Member shall be equal to the total number of Units being issued to that Member multiplied times that Member’s Nonvoting Unit Percentage Interest. Such cash used by the Company to purchase CLR Stock or to pay on any indebtedness used to acquire CLR Stock shall be charged to the Non-CLR Capital Accounts of the Members in accordance with their Non-CLR Capital Account Ratios. However, if permitted by Section 3.13, the Company may specially allocate the purchase of the shares of CLR Stock in a manner other than based on the Capital Account Ratios, in which event the cash or other money used by the Company to purchase the CLR Stock or to pay on any indebtedness used to purchase the CLR Stock shall be charged to the Non-CLR Capital Accounts of the Members in accordance with the manner in which the purchase of the CLR Stock has been allocated.

v. If any Member transfers Units to another Person if and as permitted under Article VIII, then the transferring Member’s CLR Capital Account attributable to the Units transferred shall also be transferred to the transferee of those Units.

vi. If the Company redeems any Units held by a Member, then the amount used by the Company to redeem those Units shall be charged to the Non-CLR Capital Accounts of the other Members in accordance with their relative Non-CLR Capital Account Ratios. Then, those redeemed Units shall be reissued to the other Members in accordance with their relative Non-CLR Capital Account Ratios, in each case, determined by excluding the Non-CLR Capital Account of the Member whose Units are being redeemed. As between Voting Units and Nonvoting Units, each Member to whom Units are being reissued shall receive that number of Voting Units equal to the number of Units being reissued to that Member multiplied times that Member’s Voting Unit Percentage Interest. The number of Nonvoting Units to be reissued to each Member shall be equal to the total number of Units being reissued to that

Member multiplied times that Member’s Nonvoting Unit Percentage Interest. The amount used by the Company to redeem those Units shall be credited to the Non-CLR Capital Account of the Member whose Units were redeemed.

vii. If the Company distributes any shares of CLR Stock to its Members, then this shall be treated as a redemption from each Member of that number of Units held by the Member equal to the number of shares of CLR Stock distributed. As between Voting and Nonvoting Units, the number of Voting Units redeemed from each Member shall be equal to the total number of Units redeemed from that Member multiplied times the Member’s Voting Unit Percentage Interest. The number of Nonvoting Units redeemed from each Member shall be equal to the total number of Units redeemed from that Member multiplied times that Member’s Nonvoting Unit Percentage Interest.

3.4 Required Additional Capital Contributions of CLR Stock. In the event any Member following the date hereof acquires any shares of CLR Stock, that Member shall within five (5) days thereof give notice to the Manager setting forth the number of shares of CLR Stock acquired. That Member shall not sell or otherwise transfer any of the CLR Stock so acquired without giving ten (10) days prior notice to the Manager. The Manager shall have the right at any time to give notice to that Member requiring the Member to make a capital contribution to the Company of any or all such shares of CLR Stock so acquired, if still held by that Member. (It being understood that any shares of CLR Stock held in a brokerage or similar account on behalf of a Member in which that Member has given an order to sell will not be deemed to be still held by the Member during the period of time between the sale order and settlement of the closing of the sale.) If the Manager requires the Member to make a capital contribution of any or all of such shares of CLR Stock, then the Member shall, within 30 days of such notice from the Manager, make the required capital contribution to the Company. In exchange for this capital contribution, the Member shall be issued additional Units in the Company. In the event any Member acquires any CLR Stock with respect to which (a) the transfer of the CLR Stock to the Company without registration under state and federal securities laws would be unlawful; (b) the transfer of that CLR Stock would be impermissible under any CLR restricted stock plan or other stock or incentive plan as to which CLR is the sponsor or is a party, (c) the transfer would violate applicable CLR policy, such as its insider trading policy, or (d) the transfer would result in the transferor incurring short-swing trading liability under the securities laws, then the Member shall not be deemed to have acquired such shares of CLR Stock for purposes of this Section 3.4 until the conditions in (a) through (d) are no longer in effect.

3.5 Non-CLR Interests.

3.5.1 Non-CLR Interests as a Class. Non-CLR Interests shall be a separate class of Membership Interests as set forth in Section 3.2, above. Non-CLR Interests shall not be further divided into any separate classes. Ownership of the Non-CLR Interests will not be divided into units or shares, but will be described as a percentage in accordance with the Non-CLR Capital Account Ratios. The Non-CLR Interests are nonvoting and do not confer any right to vote on any matter whatsoever on the Members holding those Non-CLR Interests.

3.5.2 Maintenance of Non-CLR Capital Accounts. The Non-CLR Interests shall be maintained in accordance with the following rules.

i. Any capital contribution of a Non-CLR Asset by a Member to the Company shall be credited to that Member’s Non-CLR Capital Account based upon the fair market value of the Non-CLR Asset contributed.

ii. If the Company sells or exchanges any Non-CLR Assets, the gain or loss from that sale or exchange shall be allocated to the Non-CLR Capital Accounts based upon the Non-CLR Capital Account Ratios of the Members. However, the Company may specially allocate any such gain or loss to one or more Members any gain or loss from the sale or exchange of any Non-CLR Assets in which event the gain or loss shall be allocated in accordance with that special allocation and the proceeds thereof shall be used to redeem the applicable portion of that Member’s Non-CLR interest.

iii. All other Profits or Losses attributable to any Non-CLR Assets shall be allocated among the Members in accordance with their Non-CLR Capital Account Ratios. However, if permitted by Section 3.13, the Company may specially allocate among the Members any Profits or Losses or any item of Profit or Loss.

iv. If any Member transfers any Non-CLR Interest to another Person if and as permitted under Article VIII, then the transferring Member’s Non-CLR Capital Account attributable to the Non-CLR Interest transferred shall also be transferred to the transferee of that Non-CLR Interest.

3.6 Other Additional Capital Contributions. The Manager may request and/or accept additional capital contributions from Members from time to time on such terms as agreed upon between the Manager and the Member making the capital contribution. No Member shall have a preemptive right to participate in any additional capital contributions. However, except as provided in Section 3.4, no Member shall be required to make an additional capital contribution.

3.7 Admission of New Members. The Manager may cause the Company to admit new Members from time to time, which must be Hamm Family Members, on such terms as the Manager shall decide.

3.8 Capital Accounts Generally. In addition to the rules set forth elsewhere herein regarding the maintenance of the Capital Accounts, the following rules shall apply.

3.8.1 Treasury Regulations. The Company shall maintain all Capital Accounts in compliance with Section 1.704-1(b)(2)(iv) of the Treasury Regulations.

3.8.2 Capital Account Adjustments. Upon the contribution of money or other property to the Company by an existing Member or by a newly admitted Member, or upon the distribution of money or other property to a Member, or upon any transfer of any Unit or Non-CLR Interest by a Member, or upon the purchase or sale of any CLR Stock, or upon the occurrence of any other similar such event, the Manager shall have the discretion to book up or book down the book value of any assets of the Company to fair market value and to adjust the corresponding Capital Accounts of the Members to be similarly booked up or down, if the Manager in his discretion determines that to do so would be fair and appropriate. Such adjustments may be made only if they are in accordance with sound financial accounting principles. Further, no such Capital Account adjustment shall be made if such adjustment would be impermissible under §1.704-1(b) of the Treasury Regulations or any other law governing the maintenance of capital accounts for income tax purposes. Any such Capital Account adjustments made shall be made separately with respect to the CLR Capital Accounts and the Non-CLR Capital Accounts.

3.8.3 Capital Account Adjustments Upon Distributions of Property in Kind. The Company shall determine the fair market value of any Company asset distributed in kind, and shall credit or charge to the Capital Account of each Member the Profit or Loss that would have been credited or charged to such Member if that asset had been sold at its fair market value as of the date of distribution. Any such Profit or Loss that would have been recognized by the Company from such a deemed sale shall be allocated among the Members as provided for herein, and the distribution shall be treated for Capital Account purposes as though the Company had distributed cash equal to the fair market value of the asset so distributed in kind.

3.9 Negative Capital Accounts. If any Member has a negative Capital Account, such Member shall have no obligation to restore the deficit or to make any capital contributions to the Company by reason thereof, unless the Member agrees in writing to do so, and such deficit shall not be considered an asset of the Company or of any Member.

3.10 No Withdrawal. No Member shall be entitled to withdraw any part of its Capital Account or to receive any distribution from the Company, except as expressly provided herein.

3.11 Loans From Members. Loans by Members to the Company shall not be considered Capital Contributions.

3.12 Maintenance of Schedule A. The names of the Members of the Company, the number and class of Units held by each Member, and the Unit Percentage Interest and Capital Account Ratio of each Member are set forth on Schedule A. The Manager will revise Schedule A from time to time to reflect any changes in any of the foregoing.

3.13 Special Allocations. The Company may in any tax year specially allocate any item of income, gain, loss, or deduction in a manner which is different than how the allocation would otherwise be made hereunder. Any such special allocation shall be reflected in the Capital Accounts and otherwise carried out so that it will have substantial economic effect for income tax purposes. Notwithstanding the foregoing, if Harold Hamm is no longer serving as Manager, then the special allocations permitted by Sections 3.3.3(ii) and (iv), Section 3.5.2(iii), and any other special allocation may only be made if approved by a Supermajority Vote. No special allocation will be made if the item of income, gain, loss, or deduction must be allocated pursuant to Section 3.14.

3.14 Overriding Allocation. Notwithstanding anything else contained herein, to the extent required by Section 704(c)(1)(A) of the Code, any income, gain, loss, or deduction with respect to any property contributed to the Company by a Member shall be shared among the Members so as to take into account the variation between the adjusted tax basis of the property to the Company and its fair market value at the time of contribution. However, to the extent that the difference between the adjusted tax basis and fair market value of the contributed property has been reflected in a Capital Account of the contributing Member, no such special allocation shall be made in the Capital Accounts. Further, in the event that a disparity arises between a Member’s adjusted tax basis and Capital Account arising out of a special Capital Account adjustment as described herein, any income, gain, loss, or deduction shall be shared among the Members so as to take into account the disparity.

3.15 Allocations in Connection with Shifts in Unit Percentage Interests and Capital Account Ratios. In the event of a shift in the Unit Percentage Interests of any Members in the Company for any reason, the allocations for that taxable year will be made by the Manager in its discretion to take into account the varying Unit Percentage Interests of the Members for that year in whatever reasonable and consistently applied method the Manager chooses in accordance with applicable Treasury Regulations.

ARTICLE IV

DISTRIBUTIONS

4.1 Distribution Policy. The investment policy for the Company is to accumulate assets and capital in the Company for the benefit and security of Hamm Family Members. For the foreseeable future, distributions to Hamm Family Members are discouraged, other than distributions which the Manager in his discretion may make for the purpose of permitting the Members to pay their income taxes attributable to their ownership of Membership Interests in the Company.

4.2 Authority for Making Distributions. Distributions may only be made to Members in such amounts and on such terms as may be determined by the Manager.

4.3 Draw Advances. Draw advances may be made to Members from time to time in such amounts and on such terms as may be approved by the Manager. A draw advance will not reduce a Capital Account of a Member but instead shall be an obligation from the Member to the Company to restore the amount of the draw advance. The terms of any such draw advance and the repayment thereof shall be as agreed upon between the Manager and the Member requesting the draw advance. The Company is under no obligation to make any draw advances unless approved by the Manager.

4.4 Distributions. Any distribution of CLR Stock shall be made in accordance with the Unit Percentage Interests of the Members. All distributions of cash or other Non-CLR Assets, other than distributions in liquidation or partial liquidation of the Company or in redemption of any Non-CLR interests, shall be made in accordance with the Non-CLR Capital Account Ratios of the Members. Any distribution of cash or other Non-CLR Assets in liquidation or partial liquidation of the Company or in redemption of any Non-CLR interests shall be made in accordance with the Non-CLR Capital Account Ratios, but only after first adjusting the Non-CLR Capital Accounts in any manner appropriate under Article III.

4.5 Distributions in Redemption of Units or Non-CLR Interests. The Manager may at any time cause the Company to redeem all or any portion of a Member’s Units or Non-CLR Interests. All terms of the redemption shall be as determined by the Manager. Notwithstanding the foregoing, if Harold Hamm is no longer serving as Manager, then any redemption and the terms of that redemption must be approved by a Supermajority Vote.

ARTICLE V

MANAGEMENT

5.1 The Manager. Harold Hamm shall serve as the “Manager”. Except as otherwise expressly provided herein, the Manager shall have the exclusive power and authority to manage and control all business and affairs of the Company and to make all decisions for and on behalf of the Company, including all power and authority, statutory or otherwise, which may be exercised or possessed by members of a limited liability company under the Act. The power and authority of the Manager shall include, but not be limited to, the sole power and authority to vote all shares of CLR stock held by the Company; to sell or otherwise transfer any CLR Stock held by the Company; and to purchase on behalf of the Company additional shares of CLR Stock. Any decision, consent or other action by the Manager shall be made by him in his sole discretion. Harold Hamm may be removed as Manager only by a Majority Vote of the Members.

5.2 Indemnification of Manager and Members. In any threatened, pending, or completed action, suit, or investigation in which any Manager or Member is or was a party by virtue of his or her status as a Manager or Member the Company shall, solely from the Company’s assets, indemnify the Manager or Member against any costs, expenses, settlements, penalties, fines or other damages incurred by that Manager or Member subject only to any limitations on indemnification that are mandatory under the Act.

5.3 Fiduciary Duty of Manager. Notwithstanding any other provision in this Agreement, the Manager is a fiduciary to the Company and its Members, and as such, he owes a fiduciary duty to the Company and to all Members.

5.4 Meetings of Hamm Family Members. The Manager may call meetings of the Members from time to time to discuss with and mentor the Members regarding the Company’s business, and to determine the level of each Member’s interest in and understanding of the Company’s business.

ARTICLE VI

RIGHTS AND OBLIGATIONS OF MEMBERS

6.1 Limitation of Liability. Each Member’s liability shall be limited to the maximum extent permitted by the Act and any other applicable law, except to the extent that such Member agrees in writing to any such liability.

6.2 Restrictions on Power to Bind the Company. Except as otherwise provided herein, no Member shall have the authority or power to act on behalf of or to bind the Company or any other Member or to take any action that would adversely affect the limited liability of a Member or affect the status of the Company as a partnership for federal income tax purposes.

6.3 No Withdrawal By a Member. It is agreed and understood that nothing in this Agreement provides any right or power of a Member to withdraw voluntarily from the Company or to require the Company to redeem all or any part of that Member’s Units.

6.4 Business Records. The Company shall not be required to maintain any records at its principal place of business as described in §2021.A. of the Act. However, any Member may:

(a) At the Member’s own expense, inspect and copy any Company records upon reasonable request during ordinary business hours;

(b) Obtain from time to time upon demand:

i. true and complete information regarding the state of the business and financial condition of the Company,

ii. promptly after becoming available, a copy of the Company’s federal, state and local income tax returns for each year, and

iii. other information regarding the affairs of the Company as is just and reasonable; and

iv. have a formal accounting of the Company’s affairs, whenever circumstances render it just and reasonable.

6.5 Other Business. The Manager, Members, and any Person affiliated with any Manager or Members may engage in or possess an interest in other business ventures of every kind and description, independently or with others, whether or not in competition with any business of the Company, and without being obligated to offer any business or investment opportunity to the Company. Neither the Company nor any other Member shall have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

ARTICLE VII

MEETINGS OF MEMBERS

7.1 Call of Meetings. A meeting of the Members for the purpose of transacting any business as may come before the meeting shall be called by the Manager at any time or upon the request of Members holding not less than a majority of all Voting Units. Meetings shall be held at such place, on such date, and at such time as shall be designated by the Manager.

7.2 Voting. Each Member holding Voting Units shall have one vote for each Voting Unit held and a fractional vote for each fractional Voting Unit held. Any decisions, approvals, or consents permitted or required to be made by a Supermajority Vote hereunder may be decided at a duly called meeting of the Members or by written consent in lieu of a meeting as provided for in Section 7.3. All decisions, approvals, or consents permitted or required to be made hereunder that are not required to be made by a Supermajority Vote shall be decided by a Majority Vote at a duly called meeting of the Members or by written consent in lieu of a meeting as provided for in Section 7.3. In the event there are no longer any Voting Units issued and outstanding, then such decisions will be made by the vote of those Members holding in the aggregate more than 50% of all Non-CLR Capital Account Ratios.

7.3 Consent of Members in Lieu of Meeting. Any action that may be taken at any meeting of Members may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by Members having not less than the total number of Voting Units that would be necessary to authorize or take such action at a meeting at which all Members owning Voting Units were present and entitled to vote. Notice of the taking of such action without a meeting need not be given to a Member who did not sign a consent. Unless stated otherwise in the consent, any action taken by consent of the Members shall be effective as of the date upon which the consent is executed by the requisite number of Members.

ARTICLE VIII

TRANSFERS OF MEMBERSHIP INTERESTS

8.1 General Restrictions on Transfers. Except as may otherwise be permitted under this Agreement, no Member may make or suffer to be made any Transfer (as defined in Article I) of any Membership Interest in the Company to any other Person.

8.2 Permitted Transfers of Membership Interests. The following transfers described in this Section 8.2 shall be permitted transfers. Any Person to whom a Membership Interest is transferred as permitted hereunder is referred to as a “Permitted Transferee.” However, any permitted transfer hereunder shall be effective only upon compliance with the requirements of Section 8.3. Any Permitted Transferee hereunder may become a substituted Member in the Company only upon compliance with Section 8.4.

8.2.1 To Hamm Family Members. Membership Interests in the Company may be freely transferred among Hamm Family Members.

8.3 Conditions to Effectiveness of a Transfer or Disposition of a Membership Interest. Any Permitted Transferee of a Membership Interest hereunder shall be recognized by the Company as the transferee of the Membership Interest, but only if (i) the Permitted Transferee executes such documents as are satisfactory to the Manager accepting and adopting this Agreement; (ii) the transferor and the Permitted Transferee satisfy the Manager that the transfer is permissible under applicable state and federal securities laws; (iii) the transferor and the Permitted Transferee satisfy the Manager that the transfer is permitted under this Agreement; and (iv) the transferor and the Permitted Transferee pay all expenses incurred by the Company in connection with the transfer.

8.4 Transferee May Become a Substitute Member of the Company. Any Permitted Transferee of a Membership Interest in the Company who satisfies the requirements of Section 8.3 may become a substitute Member of the Company with the consent of the Manager.

8.5 Partial Invalidity. The Members each agree that all of the terms and provisions contained in this Article are fair and reasonable and are necessary to protect the mutual rights and interests of the Members. However, in the event it is determined that any restriction or limitation on transferability of Membership Interest under this Article or the right on behalf of the Company to repurchase any Membership Interest so transferred or proposed to be transferred should be invalid or unenforceable for any reason, then that provision or those provisions herein which are determined to be invalid or unenforceable shall be reformed and amended to the minimum extent absolutely necessary to cause any such provision to be valid and enforceable. The purpose of this provision is to prevent a determination of total invalidity or unenforceability of any such provision, since that is contrary to the intent of the Members entering into this Agreement.

ARTICLE IX

DISSOLUTION

9.1 Dissolution. This Company shall be dissolved and its affairs shall be wound up upon the decision of a Majority Vote of the Members to dissolve the Company.

9.2 Dissolution of the Company. In the event the Company is to be dissolved, the Company shall not be terminated and liquidated until the Company has filed Articles of Dissolution with the Secretary of State of Oklahoma and the assets of the Company shall have been distributed in liquidation. Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business and affairs of the Company shall continue to be governed by this Agreement.

9.3 Manner of Liquidation. The Manager shall have full and complete authority to liquidate the Company’s assets and liabilities in whatever manner it deems appropriate. Liquidating distributions need not be of a pro rata interest in each item of property distributed, but instead distributions of cash or properties can be made non-pro rata as determined by the Manager. All expenses of termination and liquidation shall be treated as Company expenses.

9.4 Determination of Capital Accounts. Upon liquidation of the Company, all Profits and Losses from the sale or exchange of Company assets shall be credited and charged to the Members as provided for in Article III and all appropriate Capital Account adjustments shall be made.

9.5 Liquidating Distributions. All liquidation proceeds available for distribution to the Members shall be distributed in accordance with Article IV.

ARTICLE X

GENERAL

10.1 Counterparts. This Agreement may be executed in any number of counterpart signature pages, any one of which shall be considered an original. All counterpart signature pages shall be but one agreement, and shall be binding upon each party who executes any counterpart.

10.2 Benefit. This Agreement shall be binding and inure to the benefit of the Members and their respective personal representatives, heirs, executors, administrators, successors and assigns.

10.3 Notices. This section sets forth the exclusive manner in which notice may be given. All notices permitted or required under this Agreement must be given in writing. The person to whom notice is given hereunder is sometimes referred to as the “notice person.” Notice may be given to the notice person by personal delivery to the notice person, or by registered or certified mail, or by facsimile, or by overnight courier. Notice given by registered or certified mail or by overnight courier shall be addressed to the notice person’s notice address as set forth on the books and records of the Company. A notice person may at any time, by notice to the Company, change that notice person’s notice address. Notice given to the Company shall be given to the Company’s principal place of business to the attention of the Manager. Notice given by personal delivery shall be deemed given on the first day following the date of actual delivery. Notice given by registered or certified mail shall be deemed given on the fourth business day following the date of postmark. Notice given by facsimile or by overnight courier shall be deemed given on the first business day following actual receipt by the notice person. Any notice required to be given to any person who is deceased or disabled shall be deemed given if given to that person’s personal representative, legal representative, executor, or other lawful successor in interest.

10.4 Partition. No Member nor any successor-in-interest to any Member shall have the right while this Agreement remains in effect to have any portion of the assets of the Company partitioned or to file a complaint or institute any proceeding at law or in equity to have such assets partitioned.

10.5 Prior Agreements. This Agreement supersedes all prior operating agreements governing the Company.

10.6 Section 754 Election to Adjust Basis. The Company may, in the sole discretion of the Manager, elect to adjust the basis of the Company’s assets with respect to any Member where and as permitted under Section 754 of the Code. As a condition to making a Section 754 election, the Manager may require the affected Member to pay all expenses associated with making the election, making the basis adjustments, and accounting for the separate basis adjustments on an ongoing basis.

10.7 Approvals and Consents Must Be in Writing. Whenever this Agreement calls for the consent or approval of any Member or Members, such consent or approval shall be effective only if it is in writing and signed by or on behalf of the Member who is granting such consent or approval, unless the circumstances clearly indicate that such consent or approval is intended to be given by the Member other than in writing.

10.8 Governing Law. This Agreement and the rights of the parties hereunder will be governed by, interpreted, and enforced in accordance with the laws of the State of Oklahoma.

10.9 Specific Enforcement. The Members agree that it is impossible to measure in money the damages which will accrue to a Member hereto or to that Member’s heirs, personal representatives, or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable in equity.

10.10 Severability. The invalidity or unenforceability of any provision herein shall not affect the validity or enforceability of the remaining provisions herein.

10.11 Amendments. This Agreement may be amended in any manner by a Supermajority Vote. Any amendment to the Agreement shall be distributed in writing to all Members within three (3) business days of the effective date of the amendment.

10.12 Company Unit Certificates. The ownership of Units and a Non-CLR Interest in the Company may be represented by one or more certificates (a “Unit Certificate and a Non-CLR Interest Certificate, respectively”) in such form as prepared and executed by the Manager.

10.13 Plural and Singular. When the context is appropriate, any reference to the singular may include the plural, and any reference to the plural may include the singular. If there is only one Member.

10.14 Conflicts of Law. This Agreement and all transactions contemplated hereunder shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Oklahoma without regard to principles of conflicts of laws. Any legal action arising out of or relating to this Agreement shall be brought in a state or federal court in Oklahoma County, Oklahoma.

(Signature Pages Follow)

IN WITNESS WHEREOF, the Members and Manager have signed below.

MEMBERS:	HAROLD G. HAMM TRUST

	By:	/s/ Harold G. Hamm
Harold G. Hamm, Trustee

IN WITNESS WHEREOF, the Members and Manager have signed below.

MEMBERS:	JANE HAMM 2005 IRREVOCABLE TRUST

	By:	/s/ Bert Mackie
Bert Mackie, Trustee

/s/ Jane Elizabeth Hamm Lerum
	By:	Jane Elizabeth Hamm Lerum, Trustee

IN WITNESS WHEREOF, the Members and Manager have signed below.

MEMBERS:	2015 JANE HAMM LERUM TRUST I

	By:	/s/ Hilary Honor Hamm
Hilary Honor Hamm, Trustee

	By:	/s/ Bert Mackie
Bert Mackie, Trustee

IN WITNESS WHEREOF, the Members and Manager have signed below.

MEMBERS:	2015 JANE HAMM LERUM TRUST II

	By:	/s/ Hilary Honor Hamm
Hilary Honor Hamm, Trustee

	By:	/s/ Bert Mackie
Bert Mackie, Trustee

IN WITNESS WHEREOF, the Members and Manager have signed below.

MEMBERS:	HILARY HAMM 2005 IRREVOCABLE TRUST

	By:	/s/ Bert Mackie
Bert Mackie, Trustee

IN WITNESS WHEREOF, the Members and Manager have signed below.

MEMBERS:	2015 HILARY HONOR HAMM TRUST I

	By:	/s/ Hilary Honor Hamm
Hilary Honor Hamm, Trustee

	By:	/s/ Bert Mackie
Bert Mackie, Trustee

IN WITNESS WHEREOF, the Members and Manager have signed below.

MEMBERS:	2015 HILARY HONOR HAMM TRUST II

	By:	/s/ Hilary Honor Hamm
Hilary Honor Hamm, Trustee

	By:	/s/ Bert Mackie
Bert Mackie, Trustee

IN WITNESS WHEREOF, the Members and Manager have signed below.

MEMBERS:	SHELLY GLENN LAMBERTZ SUCCESSION TRUST

	By:	/s/ Shelly Glenn Lambertz
Shelly Glenn Lambertz, Trustee

IN WITNESS WHEREOF, the Members and Manager have signed below.

MEMBERS:	2015 SHELLY GLENN LAMBERTZ TRUST I

	By:	/s/ Shelly Glenn Lambertz
Shelly Glenn Lambertz, Trustee

	By:	/s/ Bert Mackie
Bert Mackie, Trustee

IN WITNESS WHEREOF, the Members and Manager have signed below.

MEMBERS:	2015 SHELLY GLENN LAMBERTZ TRUST II

	By:	/s/ Shelly Glenn Lambertz
Shelly Glenn Lambertz, Trustee

	By:	/s/ Bert Mackie
Bert Mackie, Trustee

IN WITNESS WHEREOF, the Members and Manager have signed below.

MEMBERS:	HAROLD THOMAS HAMM SUCCESSION TRUST

	By:	/s/ Harold Thomas Hamm
Harold Thomas Hamm, Trustee

IN WITNESS WHEREOF, the Members and Manager have signed below.

MEMBERS:	2015 HAROLD THOMAS HAMM TRUST I

	By:	/s/ Harold Thomas Hamm
Harold Thomas Hamm, Trustee

	By:	/s/ Bert Mackie
Bert Mackie, Trustee

IN WITNESS WHEREOF, the Members and Manager have signed below.

MEMBERS:	2015 HAROLD THOMAS HAMM TRUST II

	By:	/s/ Harold Thomas Hamm
Harold Thomas Hamm, Trustee

	By:	/s/ Bert Mackie
Bert Mackie Trustee

IN WITNESS WHEREOF, the Members and Manager have signed below.

MEMBERS:	DEANA ANN CUNNINGHAM SUCCESSION TRUST

	By:	/s/ Deana Ann Cunningham
Deana Ann Cunningham, Trustee

IN WITNESS WHEREOF, the Members and Manager have signed below.

MEMBERS:	By:	/s/ Deana Ann Cunningham
Deana Ann Cunningham

IN WITNESS WHEREOF, the Members and Manager have signed below.

MEMBERS:	2015 DEANA ANN CUNNINGHAM TRUST I

	By:	/s/ Deana Ann Cunningham
Deana Ann Cunningham, Trustee

	By:	/s/ Bert Mackie
Bert Mackie, Trustee

IN WITNESS WHEREOF, the Members and Manager have signed below.

MEMBERS:	2015 DEANA ANN CUNNINGHAM TRUST II

	By:	/s/ Deana Ann Cunningham
Deana Ann Cunningham, Trustee

	By:	/s/ Bert Mackie
Bert Mackie, Trustee

IN WITNESS WHEREOF, the Members and Manager have signed below.

MEMBERS:	/s/ Shelly Lambertz
Jackson Alexander White, by Shelly Lambertz, Custodian

IN WITNESS WHEREOF, the Members and Manager have signed below.

MEMBERS:	/s/ Shelly Lambertz
Zachary Richard Lambertz, by Shelly Lambertz, Custodian

IN WITNESS WHEREOF, the Members and Manager have signed below.

MANAGER:	/s/ Harold Hamm
Harold Hamm

SCHEDULE “A”

To the Operating Agreement for HAROLD HAMM FAMILY LLC

Effective as of September 16, 2015

Member	Voting Units	Nonvoting Units	Total Units	Percentage Interest	Non-CLR Capital Account Ratio
Harold G. Hamm Trust	252,770.55200	252,517,781.44800	252,770,552.00	89.28145059%	0%
Jane Elizabeth Hamm 2005 Irrevocable Trust	83.76300	83,679.23700	83,763.00	0.02958605%	0%
2015 Jane Hamm Lerum Trust I	5,997.61700	5,501,766.33891	5,507,763.95591	1.94540524%	0%
2015 Jane Hamm Lerum Trust II	-0-	489,853.04409	489,853.04409	0.1730217%	0%
Hilary Honor Hamm 2005 Irrevocable Trust	83.76300	83,679.23700	83,763.00	0.02958605%	0%
2015 Hilary Honor Hamm Trust I	5,997.61700	5,501,766.33891	5,507,763.95591	1.94540524%	0%
2015 Hilary Honor Hamm Trust II	-0-	489,853.04409	489,853.04409	0.1730217%	0%

Member	Voting Units	Nonvoting Units	Total Units	Percentage Interest	Non-CLR Capital Account Ratio
Shelly Glenn Lambertz Succession Trust	83.65800	83,574.34200	83,658.00	0.02954896%	0%
2015 Shelly Glenn Lambertz Trust I	5,975.38233	5,374,585.39747	5,380,560.77980	1.90047562%	0%
2015 Shelly Glenn Lambertz Trust II	-0-	594,821.55353	594,821.55353	0.21009778%	0%
Harold Thomas Hamm Succession Trust	84.38700	84,302.61300	84,387.00	0.02980645%	0%
2015 Harold Thomas Hamm Trust I	5,975.38233	5,374,585.39747	5,380,560.77980	1.90047562%	0%
2015 Harold Thomas Hamm Trust II	-0-	594,821.55353	594,821.55353	0.21009778%	0%
Deana Ann Cunningham Succession Trust	83.65800	83,574.34200	83,658.00	0.02954896%	0%
Deana Ann Cunningham	1.60	1,598.40	1,600.00	0.00056514%	0%
2015 Deana Ann Cunningham Trust I	5,975.38233	5,374,585.39747	5,380,560.77980	1.90047562%	0%

Member	Voting Units	Nonvoting Units	Total Units	Percentage Interest	Non-CLR Capital Account Ratio
2015 Deana Ann Cunningham Trust II	-0-	594,821.55353	594,821.55353	0.21009778%	0%
Jackson Alexander White	1.888	1,886.11200	1,888.00	0.00066686%	0%
Zachary Richard Lambertz	1.888	1,886.11200	1,888.00	0.00066686%	0%

Total	283,116.53800	282,833,421.46200	283,116,538	100%	0%